File No. 70-7715


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                         POST-EFFECTIVE AMENDMENT NO. 2
                                       TO
                                    FORM U-1


                           APPLICATION OR DECLARATION

                                    under the

                  PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                                    * * *

                         INDIANA MICHIGAN POWER COMPANY
                  One Summit Square, Fort Wayne, Indiana 46801
             (Name of company or companies filing this statement
                and addresses of principal executive offices)

                                    * * *

                      AMERICAN ELECTRIC POWER COMPANY, INC.
                     1 Riverside Plaza, Columbus, Ohio 43215
                     (Name of top registered holding company
                     parent of each applicant or declarant)

                                    * * *

                         Susan Tomasky, General Counsel
                   AMERICAN ELECTRIC POWER SERVICE CORPORATION
                    1 Riverside Plaza, Columbus,  Ohio 43215
                     (Name and address of agent for service)

      Indiana Michigan Power Company, Inc. ("I&M"), an Indiana corporation and a subsidiary company of American Electric Power Company, Inc. ("AEP"), a holding company registered under the Public Utility Holding Company Act of 1935 ("1935 Act"), hereby amends its Application or Declaration on Form U-1 in File No. 70-7715 as follows:
      1.    By  amending  and   restating   Paragraph  1.  of   Post-Effective
Amendment No. 1 in its entirety:
      "By Order dated December 21, 1990 (HCAR No. 25222), the Commission, among other things, authorized I&M to enter into a Nuclear Material Lease Agreement, dated as of December 1, 1990 (`Existing Lease'), with DCC Fuel Corporation (`DCC'), under which I&M leases certain nuclear material (`Nuclear Fuel') required for use at its Donald C. Cook Nuclear Plant (`Cook Plant'). DCC is a special purpose corporation formed under the laws of the State of Ohio, all the stock of which is held by The Huntington Trust Company, N.A., as Trustee (the `Trustee') of DCC Fuel Trust (the `Trust'). The Trust was formed under the laws of the State of Ohio pursuant to a Trust Agreement among I&M, as trustor, the Trustee and I&M, as trust beneficiary.
      Under the terms of the Existing Lease, DCC is responsible for all payments to suppliers, processors and manufacturers necessary to provide Nuclear Fuel for the Cook Plant, and I&M is responsible for operating, maintaining, repairing, replacing, and insuring the Nuclear Fuel and for paying all taxes and costs arising out of the ownership, possession or use thereof. The maximum value of Nuclear Fuel under the Existing Lease cannot exceed $110,000,000.
      Basic Rent under the Existing Lease is payable monthly and includes (A) a Monthly Finance Charge, which includes allocated operational and financing costs of DCC, and (B) a Monthly Rent Component equal to the cost of the Nuclear Fuel consumed while the Nuclear Fuel is in the reactor and producing heat. In addition, I&M pays Additional Rent which includes among other things all expenses and taxes incurred by DCC to the extent not paid as part of Basic Rent.
      In accordance with the terms of the Credit Agreement between DCC and PruLease, the Note Purchase Agreement between DCC and various note purchasers and the other relevant transaction documents, on March 1, 1999 PruLease and the
note  purchasers   notified  I&M  that  they  had  elected  to  terminate  their obligations effective March 1, 2001 or such earlier date as is mutually acceptable to the parties. I&M now proposes to enter into a new arrangement with Bank of America for the financing and lease of the Nuclear Fuel (`New Lease').
      Pursuant to the terms of a Loan Agreement among DCC, Hatteras Funding Corporation, a multi-seller special purpose commercial paper funding entity administered by Bank of America (`CP Funding Vehicle'), and one or more financial institutions (`Liquidity Purchasers'), either the CP Funding Vehicle or the Liquidity Purchasers will agree to make loans (`Loans') to DCC from time to time commencing on the date the transaction documents are entered into and ending 30 days prior to the scheduled last day of the term of the New Lease. DCC may from time to time borrow, prepay and reborrow amounts pursuant to the Loan Agreement. If on any advance date the CP Funding Vehicle chooses not to fund an advance request, then such amount will be funded by the Liquidity Purchasers directly to DCC. DCC's obligations under the Loan Agreement will be evidenced by notes (`Notes'). The maturity date of the Notes will be coterminous with the term of the New Lease. Pursuant to the terms of the Loan Agreement, the CP Funding Vehicle and the Liquidity Purchasers will be obligated from time to time to make revolving loans to DCC up to a maximum aggregate commitment of $140,000,000. The form of the Loan Agreement is attached hereto as Exhibit B-8.
      Notes will bear interest (i) if funded by the CP Funding Vehicle, at the commercial paper rate quoted by the CP Funding Vehicle including dealer fees (`CP Rate') and (ii) if funded by the Liquidity Purchasers, at LIBOR plus a margin (`LIBOR Rate') of between .585% and 1.7% depending upon the debt rating of I&M. The principal amount of each Loan will amortize monthly based upon the heat production of the Nuclear Fuel, commencing on the date the parties enter into a final leasing record and ending when the Nuclear Fuel is removed from service. Each group of fuel assemblies inserted into a nuclear reactor as a group (a `Batch') will be amortized to zero (other than Batches still in heat production on the last day of the lease term). I&M also will pay a program fee based upon the then total commitments of the Liquidity Purchasers of between
 .175% and .4% depending upon the debt rating of I&M. The program fee will be paid quarterly in arrears during the term of the lease between I&M and DCC, as discussed further herein.
      I&M also proposes to enter into a new lease with DCC (`New Lease'). Under the terms of the New Lease, which is substantially the same as the Existing Lease except for the method of determining the monthly lease payments and other minor changes, DCC will be responsible for all payments to suppliers, processors and manufacturers necessary to provide Nuclear Fuel for the Cook Plant, and I&M will be responsible for operating, maintaining, repairing, replacing, and insuring the Nuclear Fuel and for paying all taxes and costs arising out of the ownership, possession or use thereof. The form of the New Lease is attached hereto as Exhibit B-9.
      During the term of the New Lease, I&M will pay rent monthly in arrears in amounts equal to (i) the monthly amortization of principal of the Notes based on the heat production of the Nuclear Fuel then in use, (ii) interest on the Notes payable at either the CP Rate or LIBOR Rate and (iii) other operational and financing costs paid or due and payable by DCC. Operational costs and expenses of DCC Fuel include, among other things, trustee fees paid to the Trustee, any sales or excise taxes, franchise taxes or income taxes, and similar expenses. I&M does not pay a fee to DCC for its services as DCC is a shell corporation formed solely for the purpose of holding title to the nuclear fuel.
      Unless earlier terminated or extended, the New Lease will terminate on the fifth anniversary of its inception. The lease term may be extended by additional two-year terms by notice given at least 180 days prior to the expiration of the lease term or any renewal thereof by mutual agreement of I&M, DCC, the Liquidity Purchasers and the CP Funding Vehicle. I&M may terminate the New Lease upon 30 days' prior written notice at any time after the second anniversary of the inception of the New Lease. DCC may terminate the New Lease prior to the scheduled termination date under certain circumstances, including, among others, if it becomes subject to certain adverse rules, regulations or declarations with respect to its status or the conduct of its business, if certain changes occur in the Price-Anderson Act or Atomic Energy Act, if there is a nuclear incident of sufficient magnitude, or if certain adverse regulatory events occur in connection with the New Lease or the Cook Plant.
      At termination of the New Lease, I&M will purchase all of DCC's interests in and to the Nuclear Fuel then subject to the New Lease. Title to the Nuclear Fuel will be transferred to I&M or, under certain circumstances, a party designated by I&M and approved by DCC. I&M will be obligated to pay DCC a purchase price equal to the sum of the then outstanding principal amount of the Notes, and, among other things, all other amounts due under the Loan Agreement. Upon consummation of such purchase, all obligations of I&M under the New Lease will terminate except to the extent provided therein. In addition, in the event that borrowings of DCC mature and DCC otherwise cannot obtain funds to pay such borrowings, I&M will be required to purchase Nuclear Fuel from DCC in such amount as will enable DCC to pay such borrowings.
      Upon the occurrence of certain events of default, DCC may terminate the New Lease, or whether or not it has terminated the New Lease, may take possession of the Nuclear Fuel and sell it. In the event of such a termination, DCC may recover from I&M damages and expenses resulting from the breach of the New Lease, all accrued and unpaid amounts owed to it by I&M, and liquidated damages.
      The parties will also enter into a Participation Agreement and a Security Agreement, forms of which are attached hereto as Exhibits B-10 and B-11, respectively.
                             Compliance with Rule 54
      Rule  54  provides  that  in  determining   whether  to  approve   certain
transactions other than those involving an exempt wholesale generator ('EWG') or a foreign utility company ('FUCO'), as defined in the 1935 Act, the Commission will not consider the effect of the capitalization or earnings of any subsidiary which is an EWG or FUCO if Rule 53(a), (b) and (c) are satisfied. All applicable conditions of Rule 53(a) are currently satisfied except for clause (1). As of March 31, 2000, AEP, through its subsidiary, AEP Resources, Inc. ('Resources'), had aggregate investment in FUCOs of $918,907,000. This investment represents approximately 53.2% of $1,727,264,000, the average of the consolidated retained earnings of AEP reported on Forms 10-Q and 10-K for the four consecutive quarters ended March 31, 2000. However, AEP was authorized to invest up to 100% of its consolidated retained earnings in EWGs and FUCOs (HCAR No. 26864, April 27, 1998) (the '100% Order') in File No. 70-9021. Although AEP's aggregate investment exceeds the 50% 'safe harbor' limitation contained in Rule 53, AEP's aggregate investment is below the 100% limitation authorized under the 100% Order.
      As of  September  30,  1997,  the most recent  period for which  financial statement information was evaluated in the 100% Order, AEP's consolidated capitalization consisted of 47.4% common and preferred equity and 52.6% debt. As of March 31, 2000, AEP's consolidated capitalization consisted of 38.1% common and preferred equity and 61.9% debt. The requested authorization will have no impact on AEP's consolidated capitalization ratios on a pro forma basis. AEP believes this ratio remains within acceptable ranges and limits. Further, AEP's interests in EWGs and FUCOs have contributed positively to its consolidated earnings.
      AEP will continue to maintain in conformity with United States generally accepted accounting principles and make available the books and records required by Rule 53(a)(2). AEP does, and will continue to, comply with the requirement that no more than 2% of the employees of AEP's operating utility subsidiaries1 shall, at any one time, directly or indirectly, render services to an EWG or FUCO in which AEP directly or indirectly owns an interest, satisfying Rule 53(a)(3). And lastly, AEP will continue to submit a copy of Item 9 and Exhibits G and H of AEP's Form U5S to each of the public service commissions having jurisdiction over the retail rates of AEP's operating utility subsidiaries, satisfying Rule 53(a)(4). Rule 53(c) is inapplicable by its terms because the proposals contained herein do not involve the issue and sale of securities (including any guarantees) to finance an acquisition of an EWG or FUCO.
      Rule 53(b). (i) Neither AEP nor any subsidiary of AEP is the subject of any pending bankruptcy or similar proceeding; (ii) AEP's average consolidated retained earnings for the four most recent quarterly periods ($1,727,264,000) represented an increase of approximately $33,566,000 (or 2.0%) in the average
consolidated   retained  earnings  from  the  previous  four  quarterly  periods
($1,693,698,000); and (iii) for the fiscal year ended December 31, 1999, AEP did not report operating losses attributable to AEP's direct or indirect investments in EWGs and FUCOs.
      As noted, AEP was authorized to invest up to 100% of its consolidated retained earnings in EWGs and FUCOs. In connection with its consideration of AEP's application for the 100% Order, the Commission reviewed AEP's procedures for evaluating EWG or FUCO investments. Based on projected financial ratios and on procedures and conditions established to limit the risks to AEP involved with investments in EWGs and FUCOs, the Commission determined that permitting AEP to invest up to 100% of its consolidated retained earnings in EWGs and FUCOs would not have a substantial adverse impact upon the financial integrity of the AEP, nor would it have an adverse impact on any of the utility subsidiaries or their customers, or on the ability of state commissions to protect the utility subsidiaries or their customers."
      2. By filing the following Exhibits:
      B-8 Form of Loan Agreement to be entered into among DCC, the CP Funding Vehicle and the Liquidity Purchasers

      B-11 Form of Security Agreement to be entered into between DCC, the CP Funding Vehicle and the Liquidity Purchasers

      D-5         Petition to Indiana Utility Regulatory Commission

                                    SIGNATURE
      Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned company has duly caused this statement to be signed on its behalf by the undersigned thereunto duly authorized.
                                    INDIANA MICHIGAN POWER COMPANY


                                    By: __/s/ A. A. Pena__________
                                                A. A. Pena
                                                Vice President


Dated:  July 17, 2000



1 Appalachian Power Company, Columbus Southern Power Company, Kentucky Power Company, Kingsport Power Company, Indiana Michigan Power Company, Ohio Power Company and Wheeling Power Company, electric utility subsidiaries of AEP (collectively referred to herein as `Operating Companies'). AEP is primarily engaged, through the Operating Companies, in the generation, transmission and distribution of electric energy. The Operating Companies operate an integrated public utility system that provides service in Indiana, Kentucky, Michigan, Ohio, Tennessee, Virginia and West Virginia.




                                                                     Exhibit B-8



                                 LOAN AGREEMENT


                        Dated as of [____________], 2000


                                      among


                              DCC FUEL CORPORATION,
                                   as Borrower


                  FIRST SECURITY BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Collateral Agent


                          HATTERAS FUNDING CORPORATION,
                                  as CP Lender


          THE FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTY HERETO,
                               as Liquidity Banks

                                       and

                     BANK OF AMERICA, NATIONAL ASSOCIATION,
                       as Administrator for the CP Lender




             Indiana Michigan Power Company 2000 Lease Financing



                                TABLE OF CONTENTS


ARTICLE I   DEFINITIONS; INTERPRETATION

      SECTION 1.1.            Definitions; Interpretation                    1

ARTICLE II  AMOUNT AND TERMS OF LENDERS' COMMITMENTS

      SECTION 2.1.            Loans                                          2
      SECTION 2.2.            Borrowing Procedure                            2
      SECTION 2.3.            Note                                           3
      SECTION 2.4.            Mandatory Prepayments                          3
      SECTION 2.5.            Interest Rates and Payment Dates               3
      SECTION 2.6.            Computation of Interest                        4
      SECTION 2.7.            Pro Rata Treatment and Payments                4
      SECTION 2.8.            Additional Costs                               4
      SECTION 2.9.            Conversion of CP Loans to Facility Loans;
                                Purchase and Conversion of Facility Loans
                                by CP Lender                                 5
      SECTION 2.10.           Funding from Accounts                          5

ARTICLE III AFFIRMATIVE COVENANTS OF BORROWER

      SECTION 3.1.            Performance by Borrower                        5
      SECTION 3.2.            Waiver by Borrower                             5

ARTICLE IV  PAYMENTS AND DISTRIBUTIONS

      SECTION 4.1.            Payments and Distributions                     6

ARTICLE V   LOAN AGREEMENT EVENTS OF DEFAULT

      SECTION 5.1.            Loan Agreement Events of Default               6
      SECTION 5.2.            Remedies                                       7

ARTICLE VI  RELEASE

      SECTION 6.1.            Release of the Property, etc                   8

ARTICLE VII THE AGENT(S)

      SECTION 7.1.            Agency Provisions                              8

ARTICLE VIII      MISCELLANEOUS

      SECTION 8.1.            Amendments and Waivers                         8
      SECTION 8.2.            Notices                                        8
      SECTION 8.3.            No Waiver; Cumulative Remedies                 9
      SECTION 8.4.            Survival of Representations and Warranties     9
      SECTION 8.5.            Successors and Assigns                         9
      SECTION 8.6.            Adjustments                                    9
      SECTION 8.7.            Counterparts                                   9
      SECTION 8.8.            Severability                                   9
      SECTION 8.9.            Intention                                      9
      SECTION 8.10.           Governing Law                                 10
      SECTION 8.11.           No Recourse                                   10
      SECTION 8.12.           Non-Petition                                  10
      SECTION 8.13.           Limitations on Recourse to the CP Lender      10
      SECTION 8.14.           Participations and Assignments                10


                                    EXHIBITS

EXHIBIT A   --  CP Note
EXHIBIT B   --  Liquidity Note




                                 LOAN AGREEMENT

      THIS LOAN AGREEMENT dated as of [____________], 2000 (this "Loan Agreement"), among DCC FUEL CORPORATION, an Ohio Corporation (the "Borrower"), HATTERAS FUNDING CORPORATION ("HFC") as CP Lender (in such capacity, the "CP Lender"), the financial institutions party hereto and listed as liquidity banks on the signature pages hereto (the "Liquidity Banks" and, together with the CP Lender, the "Lenders"), BANK OF AMERICA, NATIONAL ASSOCIATION, as Administrator for the CP Lender, and First Security Bank, National Association, as Collateral Agent.


                             W I T N E S S E T H:

      WHEREAS, pursuant to the Participation Agreement dated as of the date hereof (the "Participation Agreement"), among Indiana Michigan Power Company, as Lessee, Borrower, [Collateral Agent], not in its individual capacity, but solely as Collateral Agent, Huntington Trust Company, N.A., as Owner Trustee, the Liquidity Agent, the Administrator, the CP Lender and the financial institutions named on Schedule 1-B thereto and certain other financial institutions that may hereafter become party thereto, as Liquidity Banks, the Borrower has agreed, subject to the terms thereof, out of the Commitment Amounts provided by the CP Lender and/or the Liquidity Banks hereunder, under the Participation Agreement and under the LAPA, on each Advance Date to acquire Nuclear Material;

      WHEREAS, the CP Lender may, in its sole discretion, on the terms and subject to the conditions hereinafter set forth (including Article III), make CP Loans to the Borrower on and after the Document Closing Date (either by issuing Commercial Paper or selling Percentage Interests to the Liquidity Banks under the LAPA);

      WHEREAS, each Liquidity Bank shall, on the terms and conditions hereinafter set forth (including Article III), make Facility Loans to Borrower when the CP Lender does not elect to fund any CP Loans to Borrower pursuant to the terms hereof; and

      WHEREAS, the Borrower will use the proceeds of such Loans to purchase Nuclear Materials and to refinance its Obligation under the Prudential Financing Documents pursuant to the Participation Agreement;

      NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                     ARTICLE I.    DEFINITIONS; INTERPRETATION

      SECTION 1.1. Definitions; Interpretation. Capitalized terms used but not otherwise defined in this Loan Agreement have the respective meanings specified in Appendix 1 to the Participation Agreement; and the rules of interpretation set forth in Appendix 1 to the Participation Agreement shall apply to this Loan Agreement. Unless otherwise specified therein, all terms defined in this Loan Agreement shall have such defined meanings when used in the Notes or any certificate or other document made or delivered pursuant hereto.

              ARTICLE II.     AMOUNT AND TERMS OF LENDERS' COMMITMENTS

      SECTION 2.1.  Loans.

      (a) Subject to the terms and conditions hereof and of the Participation Agreement, the CP Lender shall (i) in its sole discretion, either (A) issue Commercial Paper or (B) sell Percentage Interests under the LAPA and (ii) from the proceeds thereof, make loans (each such loan, a "CP Loan") to the Borrower on each Advance Date for the purpose of enabling the Borrower to acquire or retain Nuclear Materials, to refinance its Obligations under the Prudential Financing Documents and to pay Transaction Costs, in an aggregate original principal amount not to exceed the amount of the CP Lender's Commitment;
provided, however, that notwithstanding any other provision hereof or of the Participation Agreement and in addition to the limitations set forth in Section
3.1 of the Participation Agreement, the CP Lender shall not make available to the Borrower any CP Loan if the amount of the proposed CP Loan exceeds the aggregate Available Commitments of the Liquidity Banks. Subject to the terms hereof, Borrower may from time to time borrow, prepay and reborrow amounts pursuant to this Loan Agreement.

      (b) Facility Loans. Subject to the terms and conditions hereof and of the Participation Agreement, each Liquidity Bank severally agrees that, on each Advance Date that the CP Lender elects not to or otherwise does not make a CP Loan to the Borrower pursuant to Section 2.1(a) hereof after receipt of an Advance Request in accordance with Section 2.2, such Liquidity Bank shall provide funds to the Administrator for the account of Borrower on the Advance Date set forth in the Advance Request in an amount equal to such Liquidity Bank's Commitment Percentage of the amount so requested (each such loan, a "Facility Loan" and, together with the CP Loans, individually a "Loan" and collectively the "Loans"); provided, however, that the aggregate amount of all Facility Loans held by such Liquidity Bank under this Loan Agreement shall not exceed such Liquidity Bank's Commitment. Notwithstanding the foregoing, but subject to Section 2.9, each Liquidity Bank's commitment to fund under this
Article II shall expire at the close of business on [___________], subject to earlier termination pursuant to Section 3.5(b) of the LAPA (such date, as the same may be extended pursuant to Section 2.10, being the "Facility Loan Termination Date").

      (c) The term of this Loan Agreement shall expire on the Maturity Date.

      SECTION 2.2. Borrowing Procedure. Subject to the terms and conditions of the Participation Agreement and this Loan Agreement, upon receipt by the Administrator of an Advance Request in accordance with Section 3.4 of the Participation Agreement, the Borrower shall be deemed to have requested a borrowing of CP Loans from CP Lender in an amount set forth on such Advance Request. On the terms and subject to the conditions hereof and of the Participation Agreement (including, without limitation, the satisfaction of the applicable conditions precedent set forth in the Participation Agreement), if it elects, in its sole discretion, CP Lender will make CP Loans to the Borrower on the Advance Date set forth in such Advance Request. If CP Lender elects, in its sole discretion, not to make any such CP Loan, the Administrator on behalf of the CP Lender shall notify the Borrower and the Liquidity Banks as soon as CP Lender knows that it may be unable or unwilling to issue Commercial Paper and the Borrower shall be deemed to have requested a borrowing of Facility Loans from each Liquidity Bank in an amount equal to each such Liquidity Bank's Commitment Percentage of the aggregate Loan requested by such Advance Request.

      SECTION 2.3.  Notes.

      (a) CP Notes. CP Loans made by CP Lender shall each be evidenced by a promissory note of the Borrower, substantially in the form of Exhibit A (each a "CP Note" and collectively the "CP Notes"), with appropriate insertions as to payee, date and principal amount, payable to the order of the CP Lender and in a principal amount equal to the Commitment Amount of the CP Lender. The CP Lender is hereby authorized to record the date and amount of each CP Loan made by it, each continuation thereof, the date and amount of each CP Loan payment or prepayment of principal thereof and the length of each Interest Period, if applicable, with respect thereto, in its books and records, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded absent manifest error; provided, that the failure to make any such recordation or any error in such recordation shall not affect the Borrower's obligations hereunder or under such CP Note. Each CP Note shall (i) be dated the Closing Date, (ii) be stated to mature on the Maturity Date and
(iii)  provide  for the  payment  of  interest  in  accordance  with  this  Loan
Agreement.

      (b) Facility Notes. Facility Loans made pursuant hereto or acquired pursuant to the terms of the LAPA by each Liquidity Bank shall be evidenced by a promissory note of the Borrower, substantially in the form of Exhibit B hereto (each a "Facility Note" and collectively, the "Facility Notes" and together with the CP Notes, individually a "Note" and collectively the "Notes") with appropriate insertions as to payee, date and principal amount, payable to the order of such Liquidity Bank and in a principal amount equal to the Commitment Amount of such Liquidity Bank. Each Liquidity Bank (and the Collateral Agent) is hereby authorized to record the date and amount of each Facility Loan made by it, each continuation thereof, the date and amount of each Facility Loan payment or prepayment of principal thereof and the length of each Interest Period, if applicable, with respect thereto, in its books and records, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded absent manifest error; provided, that the failure to make any such recordation or any error in such recordation shall not affect the Borrower's obligations hereunder or under such Facility Note. Each Facility Note shall (i) be dated the Closing Date, (ii) be stated to mature on the Maturity Date and (iii) provide for the payment of interest in accordance with this Loan Agreement.

      SECTION 2.4. Mandatory Prepayments.  Amounts payable by Lessee pursuant to
Section 8, 14, 17 or 18 of the Lease may be used to prepay the Loans and shall be applied to the Loans in the manner set forth in Article X of the Participation Agreement.

      SECTION 2.5.  Interest Rates and Payment Dates.

      (a) Except as set forth in Section 9.11 of the Participation Agreement, each CP Loan (or portion thereof) shall bear interest as follows: (i) for each Interest Period when such CP Loan (or portion thereof) is funded pursuant to the CP Lender issuing Commercial Paper, at a rate per annum equal to the CP Rate determined for each such date and (ii) for each Interest Period when such CP
Loan (or portion thereof) is funded pursuant to the CP Lender having sold Percentage Interests under the LAPA or is sold outright to the Liquidity Banks or is otherwise funded other than by the issuance of Commercial Paper, at a rate per annum equal to the Alternate Base Rate until but excluding the commencement of an Interest Period when such CP Loan is maintained by reference to a LIBO Rate, and then at a rate per annum equal to the Drawn Rate. Each Facility Loan shall bear interest at a rate per annum equal to the Drawn Rate; provided that in the event that any Liquidity Bank shall not have received at least three (3) Business Days' advance notice of any required Facility Loan hereunder, such Facility Loan shall bear interest from the applicable date of the making of such Facility Loan until the date which is three (3) Business Days after the Liquidity Bank shall have received notice of such required Facility Loan hereunder at the Alternate Base Rate.

      (b) If all or a portion of (i) the principal amount of any Loan, (ii) any interest payable thereon or (iii) any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is equal to the Overdue Rate.

      (c) Interest shall be payable in arrears on each Payment Date; provided, that (i) interest accruing pursuant to clause (b) shall be payable from time to time on demand and (ii) each prepayment of the Loans shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid, plus any Additional Costs.

      (d) The outstanding principal amount of each Loan shall be paid in installments in accordance with Section 4.3(c) of the Participation Agreement.

      SECTION 2.6.  Computation of Interest.

      (a) Interest on the Loans shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed at all times that interest is calculated by reference to the Alternate Base Rate, and interest shall be calculated at all times that interest is calculated by reference to the LIBO Rate on the basis of a 360-day year for the actual days elapsed. The Collateral Agent shall as soon as practicable notify Lessee, the Borrower and the Lenders of each determination of the LIBO Rate or the Alternate Base Rate. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate or the LIBO Rate shall become effective as of the opening of business on the day on which such change becomes effective. The Collateral Agent shall, within two Business Days following each Payment Date, notify Lessee, the Borrower and the Lenders of the effective date and of the effective interest rate. The Administrator will notify the Collateral Agent (and the Collateral Agent will notify the other parties) of the CP Rate for each calendar month by the [fourth] Business Day after the end of that calendar month.

      (b) Each determination of an interest rate by the Administrator or the Collateral Agent pursuant to any provision of this Loan Agreement shall be conclusive and binding on Lessee, the Borrower and the Lenders in the absence of manifest error.

      SECTION 2.7. Pro Rata  Treatment and  Payments.  Subject to Article IV and
Section 8.11, all payments (including prepayments) to be made by the Borrower hereunder and under the Notes, whether on account of principal, interest or otherwise, shall be made without setoff or counterclaim and shall be made by the Borrower (or pursuant to the Lease, by the Lessee) to the Collateral Agent, for the benefit of the Lenders, prior to 1:00 p.m., New York City time, to the office of the Collateral Agent specified in Schedule 1-A to the Participation Agreement (or to such other office as may be designated by the Collateral Agent from time to time in a written notice pursuant to Section 13.4 of the Participation Agreement) in funds consisting of lawful currency of the United States of America which shall be immediately available on the scheduled date when such payment is due, unless such scheduled date shall not be a Business Day, in which case such payment shall be made on the next succeeding Business Day. Payments received after 1:00 p.m., New York City time, on the date due shall be deemed received on the next succeeding Business Day and shall be subject to interest at the Overdue Rate as provided in Section 2.5(b).

      SECTION 2.8. Additional Costs. Each Lender may be entitled to Additional Costs pursuant to Section 9.10, 9.11, 9.12 or 9.13 of the Participation Agreement.

      SECTION 2.9. Conversion of CP Loans to Facility Loans; Purchase and Conversion of Facility Loans by CP Lender.

      (a) If at any time the Liquidity Banks are required, pursuant to the terms of the LAPA, to purchase Percentage Interests, the CP Loans to which such Percentage Interests relate shall, to the extent of such purchased Percentage Interests, simultaneously be converted to and treated as Facility Loans without necessity of further action by the Administrator or any other party. Each Liquidity Bank's Facility Note shall be increased upon such conversion by an amount equal to the Percentage Interests purchased by such Liquidity Bank pursuant to the LAPA.

      (b) The Administrator may at any time notify the Liquidity Banks and Lessee that the CP Lender wishes to acquire all of a portion of the Facility Loans. If the Administrator delivers such notice, each Liquidity Bank will sell to the CP Lender the required amount of its Facility Loans at a purchase price equal to the principal amount of Facility Loans to be sold plus accrued and unpaid interest thereon. Each such purchase shall be made pro rata from the Liquidity Banks based upon the outstanding principal amount of their Facility
Loans and shall only be made on the date indicated by the CP Lender. Upon payment of the purchase price in connection with any such sale, the principal amount sold shall without further action be converted to CP Loans hereunder.

      SECTION 2.10. Funding from Accounts. If at any time a Liquidity Bank has been required to fund a non-renewal collateral account or a downgrade collateral account pursuant to Section 3.6 or 3.7 of the LAPA (including as a result of the application of Section 2.1(b)) and such Liquidity Bank is required to make a Facility Loan, the Administrator shall have the right to instruct, and shall instruct, the Liquidity Agent under the LAPA to fund such Facility Loan as provided in Sections 3.6 and 3.7, respectively, of the LAPA.

                 ARTICLE III. AFFIRMATIVE COVENANTS OF BORROWER

      SECTION 3.1. Performance by Borrower. Subject to Section 8.11, so long as any Loan remains outstanding and unpaid or any other amount is owing to the Lenders hereunder, Borrower will promptly pay all amounts payable by it under this Loan Agreement and the Notes in accordance with the terms hereof and thereof and shall duly perform each of its obligations under this Loan Agreement and the Notes.

      SECTION 3.2. Waiver by Borrower. (a) To the extent permitted by Applicable Laws, Borrower is hereby deemed to have irrevocably waived:

            (i) the protection of any stay (automatic or otherwise) arising out of or in connection with any proceedings for the reorganization or liquidation of Borrower under the Bankruptcy Code or otherwise by the exercise by the Collateral Agent of rights and remedies under the Basic Documents; and

            (ii) any right that Borrower might otherwise have to enjoin, limit or restrict the good faith exercise of such rights and remedies.

      (b) To the extent permitted by applicable laws, each Lender, each Agent and the Administrator is hereby expressly relieved from any obligation to comply with any such stay which might otherwise affect their exercise at any time of their rights and remedies under the Basic Documents.

                     ARTICLE IV.   PAYMENTS AND DISTRIBUTIONS

      SECTION 4.1. Payments and Distributions. All payments to be made by the Borrower hereunder, and all payments due and payable to any Lender pursuant to any other Basic Document, shall be distributed by the Collateral Agent in accordance with Article X of the Participation Agreement.

                  ARTICLE V.  LOAN AGREEMENT EVENTS OF DEFAULT

      SECTION 5.1. Loan Agreement Events of Default. The occurrence of one or more of the following events (whether such event shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) shall constitute a "Loan Agreement Event of Default."

      (a) Borrower shall fail to pay any principal of any Loan when due, whether at the Maturity Date of the Loan or a date fixed for prepayment or by acceleration or otherwise, or shall fail to pay any accrued interest on any Loan or any other fee payable hereunder and such failure to pay such accrued interest or fee shall continue for a period of three days; or

      (b) failure by Borrower in any material respect to timely perform any other covenant or condition herein or in any other Basic Document to which Borrower is a party and such failure shall continue for a period of 30 days after written notice thereof to Borrower and Lessee from any Lender or the Collateral Agent; or

      (c) failure by  Borrower  to timely  perform  any  covenant  contained  in
Article III and such failure shall continue for a period of five days after written notice thereof to Borrower and Lessee from the Collateral Agent or any Lender;

      (d) any representation or warranty by Borrower in any Basic Document or in any certificate or document delivered thereunder shall have been incorrect in a material respect when made; or

      (e) the filing by Borrower of any petition for dissolution or liquidation of Borrower; or the commencement by Borrower of a voluntary case under any applicable bankruptcy, insolvency or the similar law for the relief of debtors, foreign or domestic, now or hereafter in effect; or Borrower shall have consented to the entry of an order for relief in an involuntary case under any such law; or the failure of Borrower generally to pay, or the admission by Borrower in writing that it is unable to pay, its debts as such debts become due (within the meaning of the Bankruptcy Code), or the failure by Borrower promptly to satisfy or discharge any execution, garnishment or attachment of such consequence as will impair its ability to carry out its obligations under the Basic Documents; or the appointment of or taking possession by a receiver, custodian or trustee (or other similar official) for Borrower or any substantial part of its property; or a general assignment by Borrower for the benefit of creditors; or the entry by Borrower into an agreement of composition with its creditors; or Borrower shall have taken any corporate action in furtherance of any of the foregoing; or the filing against Borrower of an involuntary petition in bankruptcy which results in an order for relief being entered or, notwithstanding that an order for relief has not been entered, the petition is not dismissed within 60 days of the date of the filing of the petition; or the filing under any law relating to bankruptcy insolvency or relief of debtors of any petition against Borrower which either (i) results in a finding or adjudication of insolvency of Borrower or (ii) is not dismissed within 60 days of the date of the filing of such petition; or

      (f) any order, judgement or decree is entered in any proceeding against the Borrower decreeing the dissolution of the Borrower and such order, judgement or decree remains unstayed and in effect for more than 90 days;

      (g) any order, judgement or decree is entered in any proceeding against the Borrower decreeing a split up of the Borrower which requires the divestiture of assets representing a substantial part of the consolidated assets of the Borrower (determined in accordance with generally accepted accounting principals) or which requires the divestiture of assets which have constituted a substantial part of the consolidated net income of the Borrower, determined in accordance with generally accepted accounting principals) and such order, judgement or decree remains unstayed and in effect for more than 60 days;

      (h) a final judgement not also rendered against the Lessee in amount an excess of one million dollars is rendered against the Borrower or a final judgement in amount in excess of ten million dollars is rendered against both the Borrower and the Lessee, and within sixty days after the entry thereof, such judgement is not discharged or execution thereof stayed pending appeal, or within sixty days after the expiration of such date such judgement is not discharged; or

      (i) a Lease Event of Default occurs.

      SECTION 5.2.  Remedies.

      (a) Upon the occurrence of any Loan Event of Default:

            (i) if such event is a Loan Agreement Event of Default  specified in
      Section 5.1(e), (f) or (g), the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Loan Agreement and the Notes shall immediately become due and payable and each Lender's Commitment shall immediately terminate, and

            (ii) if such event is any other Loan Agreement Event of Default, Collateral Agent may, by notice to the Borrower, declare each Lender's Commitment immediately terminated and all Loans hereunder (with accrued interest thereon) and all other amounts owing with respect to the Loans under this Loan Agreement and the Notes to be due and payable forthwith, whereupon all Loans shall immediately become due and payable (any of the foregoing occurrences or actions referred to in clause (i) or (ii), an "Acceleration").

Except as expressly provided above in this Article V, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

      (b) Upon the occurrence of any Loan Agreement Event of Default and at any time thereafter so long as any Loan Event of Default shall be continuing, the Collateral Agent shall, upon the written instructions of the Majority Secured Parties, exercise any or all of the rights and powers and pursue any and all of the remedies available to it hereunder and (subject to the terms thereof) under the other Loan Documents and the Lease and shall have any and all rights and remedies available under the Uniform Commercial Code or any provision of law.

      (c) Upon the occurrence of any Loan Agreement Event of Default and at any time thereafter so long as any Loan Agreement Event of Default shall be continuing, the Collateral Agent (upon direction from the Majority Secured Parties) may proceed to protect and enforce this Loan Agreement, the Notes and the other Basic Documents, as applicable, by suit or suits or proceedings in equity, at law or in bankruptcy, and whether for: (i) the specific performance of any covenant or agreement herein contained, (ii) in execution or aid of any power herein granted, (iii) a sale of the Collateral hereunder, (iv) the appointment of a receiver or receivers for the Nuclear Material, (v) the recovery of judgment for the indebtedness secured thereby or (iv) the enforcement of any other proper, legal or equitable remedy available under applicable laws.

      (d) Borrower shall be liable for any and all accrued and unpaid amount due hereunder before, after or during the exercise of any of the foregoing remedies, including all reasonable legal fees and other reasonable costs and expenses incurred by the Collateral Agent, the Lender or any Secured Party by reason of the occurrence of any Loan Agreement Event of Default or the exercise of remedies with respect thereto.

                              ARTICLE VI.    RELEASE

      SECTION 6.1.  Release of the Property, etc.

      (a) Upon the termination of the Lenders' Commitments and the payment in full of the Loans [(or payment to the extent provided in Section 10.1(d) and (e) of the Participation Agreement)] and all other amounts owing by the Borrower hereunder or under any other Loan Document, the Nuclear Material shall be released from the Liens in favor of the Collateral Agent for the benefit of the Secured Parties created by the Security Agreement, all without delivery of any instrument or performance of any act by any party.

      (b) Upon request of the Borrower following a release of Nuclear Material described in clause (a) above, the Collateral Agent, on behalf of the Lenders, shall, at the sole cost and expense of the Lessee, but without the need for any further direction from the Lender, execute and deliver to the Borrower or the Lessee such documents as the Borrower shall reasonably request to evidence such release, including, if requested, a release of the Security Agreement, and termination statements for any financing statements which are then of record naming the Collateral Agent or the Lenders as the secured parties or assignees of the secured party.

                            ARTICLE VII. THE AGENT(S)

      SECTION 7.1. Agency Provisions. The provisions of Section 7.7 of the LAPA shall be applicable to the Liquidity Agent and the Administrator under this Loan Agreement.

                           ARTICLE VIII. MISCELLANEOUS

      SECTION 8.1. Amendments and Waivers. The provisions of this Loan Agreement may not be amended, supplemented, modified or waived except in accordance with
Article XII of the Participation Agreement; provided, that if such amendment or waiver materially adversely affects the holders of the Commercial Paper, each Rating Agency will be required to provide written confirmation that such amendment or waiver will not cause the then existing rating of the Commercial Paper to be downgraded or withdrawn.

      SECTION 8.2. Notices. All notices, requests and demands to or upon the respective parties hereto shall be given in accordance with Section 13.4 of the Participation Agreement.

      SECTION 8.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrator, any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

      SECTION 8.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Loan Agreement and the Notes and the making of the Loans hereunder.

      SECTION 8.5. Successors and Assigns. This Loan Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Collateral Agent, the Administrator, each future holder of a Note or undivided interest therein and, subject to the provisions of Section 10.1 of the LAPA, their respective permitted successors and assigns.

      SECTION 8.6. Adjustments. If any Lender (a "Benefited Lender") shall at any time receive any payment of all or part of its Loans (other than the receipt by the CP Lender of funds under the LAPA), or Percentage Interest thereon, or receive any of the collateral in respect thereof (whether voluntarily or involuntarily, by setoff, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender entitled thereto, if any, in respect of such other Lender's Loans, or Percentage Interest thereon, such Benefited Lender shall provide such other Lenders with the benefits of such collateral, or the proceeds, thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

      SECTION 8.7. Counterparts. This Loan Agreement may be executed by one or more of the parties to this Loan Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Loan Agreement signed by all the parties shall be lodged with the Borrower, each Agent and the Administrator.

      SECTION 8.8. Severability. Any provision of this Loan Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

      SECTION 8.9. Intention. This Loan Agreement and the other Basic Documents represent the agreement of the Borrower, the Agents, Administrator, the CP Lender and the Liquidity Banks with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrator or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Basic Document.

      SECTION 8.10. GOVERNING LAW. THIS LOAN AGREEMENT AND THE NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS LOAN AGREEMENT AND THE NOTES HAVE BEEN DELIVERED IN AND SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND
SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT EXCLUDING TO THE FULLEST EXTENT PERMITTED BY LAW ALL OTHER CHOICE OF LAW AND CONFLICT-OF-LAW RULES).

      SECTION  8.11.  No  Recourse.  This Loan  Agreement,  is  intended to be a corporate obligation of the Borrower only, and all of the statements, representations, covenants and agreements made by the Borrower contained herein are made and intended only for the purpose of binding the Borrower and establishing the existence of rights and remedies provided for herein which can be exercised and enforced against the Borrower. Therefore, anything contained in this Loan Agreement to the contrary notwithstanding, no recourse may be made against any incorporator, shareholder (direct or indirect), Affiliate, director, officer, employee or agent of the Borrower with respect to claims against the Borrower arising under or relating to this Loan Agreement; provided, however, that nothing in this Section 8.11 shall relieve the Borrower from its corporate obligations under this Borrower Agreement.

      SECTION 8.12. Non-Petition. Each of Borrower, each Liquidity Bank, the Collateral Agent and the Administrator hereby agrees that it shall not institute against, or join or assist any other person in instituting against, the CP Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceedings under any federal or state bankruptcy or similar law, for one year and a day after the latest maturing commercial paper note issued by that CP Lender is paid. This Section 8.12 shall survive the termination of this Agreement.

      SECTION 8.13. Limitations on Recourse to the CP Lender. Notwithstanding any provision of this Loan Agreement to the contrary, the Borrower, Collateral Agent, Administrator and Liquidity Banks agree that the CP Lender shall only be required to pay (a) any fees or liabilities that it may incur hereunder only to the extent the CP Lender has Excess Funds and (b) any expenses, indemnities or other liabilities under any other Basic Document only to the extent the CP Lender has Excess Funds; provided, however, that if the CP Lender has insufficient funds to make any payments required by this Loan Agreement to the Lessor, Lessee, Collateral Agent, Administrator, Owner Trustee or Liquidity
Banks, such Persons shall not be excused from the performance of their respective obligations hereunder. In addition, no amount owing by the CP Lender hereunder in excess of the liabilities that the CP Lender is required to pay in accordance with the preceding sentence shall constitute a claim (as defined in
Section 101 to Title 11 of the United States Code) against the CP Lender. No recourse shall be had for the payment of any amount owing hereunder or for the payment of any fee hereunder or any other obligation of or claim against, the CP Lender arising out of or based upon this Loan Agreement, against any stockholder, employee, officer, director, manager or incorporator of the CP Lender or Affiliate thereof; provided, however, that the foregoing shall not relieve any such person or entity of any liability they might otherwise have as a result of fraudulent actions or omissions taken by them. Any and all claims against the CP Lender by any other Person shall be subordinate to the claims of the holders of the Commercial Paper Notes. The obligations of Lessor, Lessee, Collateral Agent, Administrator, Owner Trustee and Liquidity Banks under this
Section 8.13 shall survive the termination of this Loan Agreement.

      SECTION 8.14. Assignments and Participations. Each Liquidity Bank may transfer or assign all or any portion of, or sell any participation in, its Facility Loans on the terms and conditions applicable to such Liquidity Bank's transfer and assignment of, or sale of a participation in, its Commitments (as defined in the LAPA) and Percentage Interests under the LAPA, mutatis mutandis. No Liquidity Bank may transfer or assign any portion of, or sell any participation in, any Facility Loan unless it shall also at the same time transfer or assign, or sell a participation, to the assignee of such Facility Loan a proportionate interest in such Liquidity Bank's Commitments (as defined in the LAPA) and Percentage Interests under the LAPA.

      IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                    DCC FUEL CORPORATION, as Borrower


                                       By:
                                      Name:
                                     Title:


                                    HATTERAS FUNDING CORPORATION,
                                    as CP Lender


                                       By:
                                      Name:
                                     Title:

                                    BANK OF AMERICA, NATIONAL
                                    ASSOCIATION, as Administrator


                                       By:
                                      Name:
                                     Title:

                                    FIRST SECURITY BANK, N.A., as Collateral
                                                                           Agent


                                       By:
                                      Name:
                                     Title:

                                    _____________________________, as a
                                    Liquidity Bank


                                       By:
                                      Name:
                                     Title:



                                                                    Exhibit B-11




                               SECURITY AGREEMENT

                           AND ASSIGNMENT OF CONTRACTS

                                made in favor of

        FIRST SECURITY BANK, NATIONAL ASSOCIATION, as Collateral Agent




                              Dated as of [ ], 2000


                                TABLE OF CONTENTS

                                                                            Page

SECTION 1.  Defined Terms                                                    1

SECTION 2.  Grant of Security Interest                                       1

SECTION 3.  Assignment of Rights, Power and Privileges                       2

SECTION 4.  Liabilities under Agreement                                      3

SECTION 5.  Covenants                                                        3
       5.1  Further Documentation; Pledge of Instruments                     3
       5.2  Maintenance of Records                                           3
       5.3  Indemnification                                                  4
       5.4  Limitations on Liens on Collateral                               4

SECTION 6.  Secured Parties' Appointment as Attorney-in-Fact                 4

SECTION 7.  Performance by Collateral Agent of Company's Obligations         5

SECTION 8.  Remedies, Rights Upon Default                                    6

SECTION 9.  Limitation on Secured Parties' Duty in Respect of Collateral     7

SECTION 10. Application of Proceeds Upon Event of Default                    7

SECTION 11. Release of Collateral                                            7

SECTION 12. Notices                                                          8

SECTION 13. Severability                                                     8

SECTION 14. No Waiver, Cumulative Remedies; Amendments                       8

SECTION 15. Successors and Assigns; Governing Law                            8

SECTION 16. Financing Statement                                              8

SECTION 17. Entire Agreement                                                 8

SECTION 18. Counterparts                                                     8

SECTION 19. No Recourse                                                      8


                               SECURITY AGREEMENT
                           AND ASSIGNMENT OF CONTRACTS

      SECURITY AGREEMENT AND ASSIGNMENT OF CONTRACTS dated as of [________], 2000, between DCC Fuel Corporation, an Ohio corporation (the "Borrower"), Hatteras Funding Corporation as CP Lender (in such capacity, the "CP Lender"), the financial institutions party hereto and listed as liquidity banks on the signature pages hereto (the "Liquidity Banks" and, together with the CP Lender, the "Lenders"), Bank of America, National Association, as Administrator for the CP Lender, and First Security Bank, National Association, as Collateral Agent for the Lenders (in such capacity, the "Collateral Agent"), and each of the financial institutions that are or become parties to the Liquidity Asset Purchase Agreement.


                             W I T N E S S E T H:

      WHEREAS, the Borrower wishes to borrow monies pursuant to Loans made under the Loan Agreement in order to finance or refinance the acquisition, storage, processing and use of Nuclear Material in any Generating Facility;

      WHEREAS, in order to induce the Lenders to fund such Loans, and in order to secure the Borrower's obligations thereunder, the Borrower is willing to grant such parties certain rights in the Collateral;

      NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

      SECTION 1. Defined Terms. Unless the context otherwise specifies or requires, each term defined in Appendix A ("Definitions") to the Participation Agreement, shall, when used in this Security Agreement, have the meaning indicated in that Appendix A or set forth in the paragraph indicated therein.

      SECTION 2. Grant of Security Interest. As collateral security for the prompt and complete payment and performance when due of all the Secured
Obligations and in order to induce the purchase thereof, the Borrower hereby assigns, conveys, mortgages, pledges, hypothecates and transfers to the Collateral Agent, for its benefit and the benefit of the Lenders and any holder of any the Note (collectively, the "Secured Parties"), and hereby grants to the Collateral Agent for its benefit and the benefits of each of the Secured Parties, a security interest in, all the Borrower's right, title and interest in, to and under the following (all of which are hereinafter collectively called the "Collateral"):

                        (i) the Lease, the Bills of Sale and Leasing Records now
                  existing or hereafter executed and delivered by the Lessee (collectively, the "Lessee
                  Documents");

                        (ii) all Assigned  Agreements  now existing or hereafter
                  executed and delivered;

                        (iii)  all   Assignment   Agreements   now  existing  or
                  hereafter executed and delivered;

                        (iv) all Nuclear Material, now owned or hereafter acquired;

                        (v) all rights, remedies, powers,
                     privileges and claims of the Borrower,
                  now or hereafter existing, (a) for all monies due and to become due under any of the agreements and instruments referred to in clauses (i) and (ii) above (including, without limitation, proceeds payable to the Borrower pursuant to the Bills of Sale), (b) under any insurance, indemnities, warranties and guaranties provided for or arising out of or in connection with any of the agreements and instruments referred to in clauses (i) and (ii) above or the Nuclear Material, (c) for any damages arising out of or for breach or default under or in connection with any such agreement or instrument, (d) to all other amounts from time to time paid or payable under or in connection with any such agreement or instrument (including refunds thereunder), (e) to accept delivery of and to receive title to Nuclear Material or to obtain any service with respect thereto under any such agreement or instrument or to perform or to exercise or enforce any and all covenants, remedies, powers and privileges thereunder; and

                        (vi) to the extent not otherwise
                     included, all Proceeds and products of
                          any or all of the foregoing;

provided, however, that Excepted Payments are expressly excepted from the lien created by this Security Agreement.

      SECTION 3. Assignment of Rights, Power and Privileges. In addition to the assignment and security interest granted in Section 2 hereof, and without limitation of any of the other rights and remedies provided for in this Security Agreement, the Borrower hereby irrevocably assigns and transfers to the
Collateral Agent for its benefit and the benefit of the Secured Parties, the right on and after the occurrence of a Loan Agreement Default or a Loan Agreement Event of Default to exercise any and all of the Borrower's rights, remedies, powers and privileges, (whether mandatory, discretionary or judgmental) but none of its obligations, duties or liabilities, under or arising out of the Lessee Documents including, without limitation, the Borrower's right and/or power to (i) take or refrain from taking any action under any of the Lessee Documents, (ii) express satisfaction with, grant approval to or give any waiver or make any other determination with respect to any payment, document, agreement, opinion, certificate, representation, insurance, storage arrangement, the fulfillment of any condition precedent or any action or inaction of Lessee or any other person relating to any of the Lessee Documents or the transactions contemplated thereby, and (iii) pursue any right or remedy with respect to any default by Lessee; provided, however, that the exercise of such rights, remedies, powers and privileges shall be subject to the terms of the Lease. The Borrower agrees that, upon written instructions (or telephone instructions, confirmed promptly by facsimile from the Collateral Agent), it will exercise any or all such rights, remedies, powers and privileges as may be so instructed by the Collateral Agent. The Borrower also agrees that the Collateral Agent may exercise in its sole discretion any or all such rights, remedies, powers or privileges directly, without prior notice to or consent by the Borrower.

      SECTION 4. Liabilities under Agreement. It is expressly agreed that, anything contained herein to the contrary notwithstanding, (a) the Borrower or the Lessee, as the case may be, shall at all times remain liable to observe and perform all of their respective duties and obligations under the Lessee Documents and each Assigned Agreement to the same extent as if this Security Agreement had not been executed; (b) the exercise by the Collateral Agent of any of the rights assigned hereunder shall not release the Borrower or the Lessee from any of their respective duties or obligations under any of the Lessee Documents or any Assigned Agreement; and (c) no Secured Party or Collateral Agent shall have any obligation or liability under any of the Lessee Documents or any Assigned Agreement, by reason of or arising out of this Security Agreement or the receipt by it of any payment or property under any of the Lessee Documents or any Assigned Agreement pursuant hereto, nor shall Collateral Agent or any Secured Party be obligated to perform or fulfill any of the duties or obligations of the Borrower or the Lessee under any of the Lessee Documents or any Assigned Agreement, or to make any payment thereunder, or to make any inquiry as to the nature or sufficiency of any payment or property received by it thereunder, or the sufficiency of performance by any party thereunder, or to present or file any claim, or to take any action to collect or enforce any performance or the payment of any amounts or the delivery of any property which may have been assigned to it or to which it may be entitled at any time or times; provided, however, that so long as no Lease Event of Default shall have occurred and be continuing, the Lessee shall have exclusive right to possession and use of the Nuclear Material and may use such Nuclear Material for any lawful purpose.

      SECTION  5.  Covenants.   The  Borrower  covenants  and  agrees  with  the
Collateral Agent, that from and after the date of this Security Agreement and until the Secured Obligations are fully satisfied, as follows:

      5.1 Further Documentation; Pledge of Instruments. At any time and from time to time, upon the written request of any Collateral Agent and at the sole expense of the Borrower, the Borrower, subject to the following two sentences, will promptly and duly execute and deliver any and all documents and take such further action as is desirable in obtaining the full benefits of this Security Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code with respect to the liens and security interests granted hereby or otherwise necessary to establish or maintain a first perfected security interest in the Collateral. The Borrower also hereby authorizes the Collateral Agent to file any such financing or continuation statement without the signature of the Borrower to the extent permitted by applicable law. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any promissory note or other instrument, the Borrower shall, or shall cause, such note or instrument to be delivered immediately to the Collateral Agent, duly endorsed to the order of the Collateral Agent.

      5.2 Maintenance of Records. The Borrower will keep and maintain at its own cost and expense proper records with respect to the Collateral including, without limitation, a record of all payments received and all credits granted with respect to the Collateral and all other dealings with the Collateral. The Borrower will mark its books and records pertaining to the Collateral to evidence this Security Agreement and the security interest granted hereby. For the Collateral Agent's further security, the Borrower agrees that the Borrower shall deliver and turn over a copy of any of the Borrower's books and records pertaining to the Collateral to Collateral Agent at any reasonable time on its demand. Collateral Agent and the Borrower shall have the right at all reasonable times, and after reasonable notice, to inspect and copy such books and records which are in the possession of the other.

      5.3 Indemnification. In any suit, proceeding or action brought by and any of the Secured Parties Collateral Agent under any of the Lessee Documents or any Assigned Agreement for any sum owing thereunder or to enforce any provisions of such Lessee Document or such Assigned Agreement, the Borrower will save, indemnify and keep the Collateral Agent and each Secured Party harmless from and against all expense, loss or damage suffered by reason of any defense, setoff, counterclaim, recoupment or reduction of liability whatsoever of the obligee thereunder, arising out of a breach by the Borrower or the Lessee of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such obligee or its successors from the Borrower or Lessee, and all such obligations of the Borrower and Lessee shall be and remain enforceable against and only against the Borrower or the Lessee, as the case may be, and shall not be enforceable against the Collateral Agent or any Secured Party. The Borrower further agrees to pay, and to save the Collateral Agent and the Secured Parties harmless from, any and all liabilities with respect to, or resulting from, any and all excise, sales or other taxes (excepting taxes, whether federal, state or local, based on or measured by net income of any Secured Party or the Collateral Agent) which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Security Agreement. The Borrower may contest in good faith any such taxes by appropriate proceedings diligently prosecuted and as to which the Borrower shall have provided reserves which are adequate in accordance with generally accepted accounting principles, so long as no foreclosure, distraint, sale or other similar proceedings relating to any of the Collateral shall have been commenced. The obligations of the Borrower under this Section 5.3 shall survive the payment of the Notes and the termination of this Security Agreement.

      5.4 Limitations on Liens on Collateral.  Except for Permitted  Liens,  the
Borrower will not create, permit or suffer to exist, and will defend the Collateral against and take such other action as is necessary to remove, any Lien with respect to the Collateral, and will defend the right, title or interest of the Collateral Agent in and to any of their or the Borrower's rights in, to and under the Collateral against the claims and demands of all persons whomsoever. With respect to any Lien on any Nuclear Material permitted by
Section 10(h) of the Lease (1) such Nuclear Material shall at all times be deemed to be subject to this Security Agreement, (2) except as permitted by
Section 10(h) of the Lease, the Collateral Agent shall retain a first perfected security interest in such Nuclear Material and all similar materials with which it shall become commingled pursuant to said Section 10(h) on a pro rata basis, and (3) the security interest in favor of the Collateral Agent intended to be maintained pursuant to this Section 5.4 shall be in full force and effect with respect to any Nuclear Material upon delivery thereof by a Manufacturer to Lessee.

      SECTION 6. Secured Parties' Appointment as Attorney-in-Fact. (a) The Borrower hereby irrevocably constitutes and appoints the Collateral Agent and any duly authorized officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Borrower and in the name of the Borrower or in its own name, from time to time in the Collateral Agent's discretion for the purpose of carrying out the terms of this Security Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Security Agreement and, without limiting the generality of the foregoing, hereby gives the Collateral Agent the power and right, on behalf of the Borrower without notice to or assent by the Borrower, to do the following upon the occurrence of a Loan Agreement Default or a Loan Agreement Event of Default:

      (i) to ask, demand, collect, receive and give acquittances and receipts for any and all monies due and to become due to the Borrower (other than Excepted Payments), or any performance to be rendered to the Borrower, under any of the Lessee Documents or any Assigned Agreement and, in the name of the Borrower or its own name or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of monies due to the Borrower under any of the Lessee Documents or any Assigned Agreement and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate for the purpose of collecting any and all such monies due or securing any performance to be rendered to the Borrower under any of the Lessee Documents or any Assigned Agreement; and

      (ii) upon failure by the Borrower to take any of the following acts when and if it is obligated to do so, to pay or discharge taxes, Liens, security interests or other encumbrances levied or placed on or threatened against the Collateral, to effect any repairs or any insurance called for by the terms of the Lease or any other Basic Document and to pay all or any part of the premiums therefor and the costs thereof; and

      (iii) (A) to direct any party liable for any payment or performance to the Borrower under any of the Assigned Agreements to make payment of any and all monies due and to become due to the Borrower thereunder or to render any performance to the Borrower provided for therein directly to the Secured Parties or as the Secured Parties shall direct; (B) to receive payment of and receipt for any and all monies, claims and other amounts due and to become due to the Borrower at any time in respect of or arising out of any Collateral; (C) to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with accounts and other documents relating to the Collateral; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral; (E) to defend any suit, action or proceeding brought against the Borrower or Lessee with respect to any Collateral (it being understood that Lessee and the Borrower shall have the right to participate in the defense of any suit, action or proceeding brought against Lessee or the Borrower which might involve personal liability on the part of Lessee or the Borrower, respectively);  (F)  to  settle,  compromise  or  adjust  any  suit,  action  or proceeding, described above and, in connection therewith, to give such discharges or releases as the Collateral Agent may deem appropriate; and (G) subject to the terms of the Lease, generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent and Secured Parties were the absolute owners thereof for all purposes, and to do, at the Collateral Agent's option and the Borrower's expense, at any time, or from time to time, all acts and things which the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral and the security interest created therein in favor of the Collateral Agent, in order to effect the intent of this Security Agreement, all as fully and effectively as the Borrower might do.

      The Borrower hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

      (b) The powers conferred on the Collateral Agent are solely to protect its interests in the Collateral and shall not impose any duty upon Collateral Agent to exercise any such powers.

      SECTION 7. Performance by Collateral Agent of Borrower's Obligations. If the Borrower fails to perform or comply with any of its obligations contained in the Loan Agreement, the Lease or any Assigned Agreement, and the Collateral Agent, as provided for by the terms of this Security Agreement, shall itself perform or comply, or otherwise cause performance or compliance, with such agreement, the expenses of incurred in connection with such performance or compliance (including, without limitation, reasonable legal fees and expenses), together with interest thereon at the Overdue Rate, shall be payable by the Borrower to the Collateral Agent on demand, and, until such payment, shall constitute an obligation secured hereby.

      SECTION 8. Remedies, Rights Upon Default. (a) If a Loan Agreement Event of Default shall occur and be continuing, the Collateral Agent may elect, subject to the provisions of the Lease, the Assigned Agreements and applicable law, to exercise (in addition to all other rights and remedies granted to it in this Security Agreement) all rights and remedies of a secured party under the Uniform Commercial Code and, if a Lease Event of Default shall have occurred and be continuing, any or all of the Borrower's rights and remedies under Section 17 of the Lease, in the name of and in the place of, or in concert with, the Borrower. Without limiting the generality of the foregoing, the Borrower expressly agrees that in any such event the Collateral Agent, without demand of performance or other demand, advertisement or notice of any kind (except the notice specified below of time and place of public or private sale) to or upon the Borrower or any other person (all and each of which demands, advertisements and/or notices are hereby expressly waived to the extent permitted by applicable law), may, subject to the provisions of the Lease, the Assigned Agreements and applicable law, forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give an option or options to purchase or otherwise dispose of and deliver said Collateral (or contract to do so), or any part thereof, in one or more parcels at public or private sale or sales, at any exchange, broker's board or at Collateral Agent's offices or elsewhere at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Secured Parties and the Collateral Agent shall have the right upon any such public sale or sales, and, to the extent permitted by law, any such private sale, or sales to purchase the whole or any part of said Collateral so sold, free of any right or equity of redemption in the Borrower, which right or equity is hereby expressly released. The Borrower further agrees in any such event, at Collateral Agent's request, subject to the provisions of the Lease, the Assigned Agreements and applicable law, to assemble, or to cause Lessee to assemble pursuant to
Section 17 of the Lease, the Collateral, and to make it available to the Collateral Agent so designated, on behalf of all the Secured Parties, at places which that Collateral Agent shall select, whether at the Borrower's or Lessee's premises or elsewhere. Such Collateral Agent shall apply the proceeds of any such collection, recovery, receipt, appropriation, realization or sale or disposition to the payment in whole or in part of the Secured Obligations in accordance with the provisions of Section [10.6] of the Participation Agreement; and only after so applying such proceeds and after the payment by that Secured Party of any other amount required by any provision of law, need the Secured Party account for the surplus, if any, to the Borrower. To the extent permitted by applicable law, the Borrower waives all claims, damages and demands against the Collateral Agent and the Secured Parties arising out of the repossession, retention or sale or disposition of the Collateral. The Borrower agrees that the Collateral Agent need not give more than 30 days notice (which notification shall be deemed given when delivered or when mailed, postage prepaid, addressed to the Borrower at its address set forth in Section 12 hereof) of the time and place of any public sale or of the time after which a private sale may take place, and that such notice is reasonable notification of such matters. The Borrower shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all amounts to which the Secured Parties are entitled.

      (b) The Borrower also agrees to pay all costs of any Secured Party or the Collateral Agent incurred with respect to the collection of any of the Notes and the enforcement of any Secured Party's or Collateral Agent's rights hereunder, including all reasonable costs and expenses of every kind incurred therein or incidental to the care, safekeeping or otherwise of any or all of the Collateral, and reasonable attorneys' fees and expenses. All amounts payable hereunder shall be payable on demand.

      (c) Except as otherwise expressly provided in Section 8(a) above, to the extent permitted by applicable law, the Borrower hereby waives presentment, demand, protest or any notice of any kind in connection with this Security Agreement or any Collateral.

      (d) The Borrower also hereby agrees that neither the Collateral Agent nor any Secured Party shall be required to marshall any present or future security for (including but not limited to the Collateral) any one or more of the Loans, or to resort to such security in any particular order; and all of the Collateral Agent's rights hereunder and in respect of such security shall be cumulative and in addition to any other rights, however existing or arising. To the extent that it lawfully may, the Borrower hereby agrees that it will not invoke any law relating to marshalling of Collateral which might cause delay in or impede the enforcement of the Collateral Agent's rights under this Security Agreement, or under any other instrument evidencing any of the Loans or by which any of the Loans are secured or guaranteed, and to the extent that it lawfully may, the Borrower hereby irrevocably waives the benefits of any such laws.

      SECTION 9. Limitation on Secured Parties' Duty in Respect of Collateral. No Secured Party shall be under any obligation at any time to risk its own funds or incur any financial liability in the performance of its rights hereunder.

      SECTION 10. Application of Proceeds Upon Event of Default. Any monies or property actually received by a Secured Party pursuant to the exercise of any rights or remedies referred to in Section 8 hereof or otherwise, upon the occurrence of a Loan Agreement Event of Default, shall be applied in accordance with Section [10.6] of the Participation Agreement.

      SECTION 11. Release of Collateral. The Collateral Agent agrees that each time the Borrower is permitted by the terms of the Lease to transfer title to any Nuclear Material or Assigned Agreements to the Lessee free and clear of the security interest created by this Security Agreement pursuant to Sections 8(d), 8(e), 9(e), 14 or 18 of the Lease, the Collateral Agent (without the consent of any of the Secured Parties) shall release its security interest so that such transfer may be made; provided that: (i) there are no amounts then due and payable to any Secured Party, (ii) no Loan Agreement Default or Loan Agreement Event of Default, has occurred and is continuing, (iii) the Lessee and the Borrower have each complied with all provisions of the Lease relating to such transfer, and (iv) any Nuclear Material being substituted for such Nuclear Material shall have become subject to the security interest created by this Security Agreement and such security interest shall have been perfected and shall constitute a legal, valid and enforceable first lien on and security interest in such Nuclear Material. In the event any of the conditions set forth in (i), (ii), (iii) and (iv) of the immediately preceding sentence have not been satisfied, any transfer of title to any Nuclear Material or Assigned Agreements to the Lessee may only be made subject to the Lien created hereby and by the other Collateral Documents.

      SECTION 12. Notices. Any notice or other communication which by any provision of this Security Agreement is required or provided to be given shall be given in accordance with Section 13.4 of the Participation Agreement.

      SECTION 13. Severability. Any provision of this Security Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

      SECTION 14. No Waiver, Cumulative Remedies; Amendments. Neither the Lenders nor any other Secured Party shall, by any act, delay, omission or otherwise, be deemed to have waived any of its rights or remedies hereunder, and no waiver shall be valid unless in writing, signed by the Secured Parties, and then only to the extent therein set forth. A waiver by the Secured Parties of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Secured Parties would otherwise have had on any future occasion. No failure to exercise nor any delay in exercising on the part of any Secured Party any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies hereunder provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights and remedies provided by law. None of the terms or provisions of this Security Agreement may be waived, altered, modified or amended except by an instrument in writing, duly executed by the party sought to be bound thereby.

      SECTION 15. Successors and Assigns; Governing Law. This Security Agreement and all obligations of the Borrower hereunder shall be binding upon the successors and assigns of the Borrower, and shall inure to the benefit of the Secured Parties and each of their respective successors and assigns. This Security Agreement shall be governed by, and be construed and interpreted in accordance with, the laws of the State of New York.

      SECTION 16. Financing Statement. A photographic or other reproduction of this Security Agreement is sufficient as a financing statement.

      SECTION 17. Entire Agreement. This Agreement, together with other Basic Documents to which the Borrower and the Secured Parties are parties, contain the full, final and exclusive statement of the agreement between the Borrower and the Secured Parties relating to the transactions contemplated hereby.

      SECTION 18. Counterparts. This Agreement may be executed, acknowledged and delivered in any number of counterparts, each of such counterparts constituting an original but all together only one agreement.

      SECTION 19. No Recourse. This Security Agreement, is intended to be a corporate obligation of the Borrower only, and all of the statements, representations, covenants and agreements made by the Borrower contained herein are made and intended only for the purpose of binding the Borrower and establishing the existence of rights and remedies provided for herein which can be exercised and enforced against the Borrower. Therefore, anything contained in this Security Agreement to the contrary notwithstanding, no recourse may be made against any incorporator, shareholder (direct or indirect), Affiliate, director, officer, employee or agent of the Borrower with respect to claims against the Borrower arising under or relating to this Security Agreement; provided, however, that nothing in this Section 19 shall relieve the Borrower from its corporate obligations under this Security Agreement.




                                                                   Exhibit D-5


                                STATE OF INDIANA

                                   Before the

                      INDIANA UTILITY REGULATORY COMMISSION

IN THE MATTER OF THE PETITION

            of

INDIANA MICHIGAN POWER COMPANY

for approval, to the extent the Commission has jurisdiction, of certain transactions relating to the leasing of nuclear fuel for the Donald C. Cook Nuclear Plant of Indiana Michigan Power Company


                                    PETITION

TO THE INDIANA UTILITY REGULATORY COMMISSION:

      Petitioner, Indiana Michigan Power Company, which is authorized to do business in Indiana as American Electric Power ("AEP"), respectfully represents and shows:
      1. Petitioner is a corporation organized and existing under the laws of the State of Indiana and having its principal executive office at One Summit Square, Post Office Box 60, Fort Wayne, Indiana 46801. It owns and operates electric utility properties in Indiana and southwestern Michigan. It is a public utility within the meaning of the Public Service Commission Act I.C. 8-1-2-1, et seq. (the "Act"), and is subject to the jurisdiction of this Commission in the manner and to the extent provided by the laws of the State of Indiana.
      2. Petitioner owns and operates the Donald C. Cook Nuclear Plant ("Cook Plant"), a nuclear fueled steam electric generating station, situated near Bridgman, Michigan. The Cook Plant consists of two generating units, both of which are in commercial operation, and in the aggregate have a net generating capacity of 2,130,000 kilowatts.
      3. By Order dated December 5, 1990 in Cause No. 39051, this Commission, among other things, authorized Petitioner to enter into a Nuclear Material Lease Agreement, dated as of December 1, 1990 ("Existing Lease"), with DCC Fuel Corporation ("DCC"), under which Petitioner leases from DCC certain nuclear material ("Nuclear Fuel") required for use at the Cook Plant. DCC is a special purpose corporation formed under the laws of the State of Ohio, all the stock of which is held by The Huntington Trust Company, N.A., as Trustee (the "Trustee") of DCC Fuel Trust (the "Trust"). The Trust was formed under the laws of the State of Ohio pursuant to a Trust Agreement among Petitioner, as trustor, the Trustee and Petitioner, as trust beneficiary.
      4. Under the terms of the Existing Lease, DCC is responsible for all payments to suppliers, processors and manufacturers necessary to provide Nuclear Fuel for the Cook Plant, and Petitioner is responsible for operating, maintaining, repairing, replacing, and insuring the Nuclear Fuel and for paying all taxes and costs arising out of the ownership, possession or use thereof. The maximum value of Nuclear Fuel under the Existing Lease cannot exceed $110,000,000.
      5. Basic Rent under the Existing Lease is payable monthly and includes (A) a Monthly Finance Charge, which includes allocated operational and financing costs of DCC, and (B) a Monthly Rent Component equal to the cost of the Nuclear Fuel consumed while the Nuclear Fuel is in the reactor and producing heat. In addition, Petitioner pays Additional Rent which includes among other things all expenses and taxes incurred by DCC to the extent not paid as part of Basic Rent.
      6. In accordance with the terms of the Credit Agreement between DCC and PruLease, Inc., the variable rate lender ("Prulease"), the Note Purchase Agreement between DCC and various fixed rate note purchasers and the other relevant transaction documents, on March 1, 1999, PruLease and the note purchasers notified Petitioner that they had elected to terminate their obligations effective March 1, 2001 or such earlier date as is mutually acceptable to the parties. Petitioner now proposes to enter into a new arrangement with Bank of America for the financing and lease of the Nuclear Fuel ("New Lease").
      7. Pursuant to the terms of a Loan Agreement among DCC, a special purpose commercial paper funding entity ("CP Funding Vehicle") and one or more financial institutions ("Liquidity Purchasers"), either the CP Funding Vehicle or the Liquidity Purchasers will agree to make loans ("Loans") to DCC from time to time commencing on the date the transaction documents are entered into and ending 30 days prior to the scheduled last day of the term of the New Lease. DCC may from time to time borrow, prepay and reborrow amounts pursuant to the Loan Agreement. If on any advance date the CP Funding Vehicle chooses not to fund an advance request, then such amount will be funded by the Liquidity Purchasers directly to DCC. DCC's obligations under the Loan Agreement will be evidenced by notes ("Notes"). The maturity date of the Notes will be coterminous with the term of the New Lease. Pursuant to the terms of the Loan Agreement, the CP Funding Vehicle and the Liquidity Purchasers will be obligated from time to time to make revolving loans to DCC up to a maximum aggregate commitment of $140,000,000. The form of the Loan Agreement is attached hereto as Exhibit A.
      8. Notes will bear interest (i) if funded by the CP Funding Vehicle, at the commercial paper rate quoted including dealer fees plus a program fee or
(ii) if funded by the Liquidity Purchasers, at LIBOR plus a margin. The principal amount of each Loan will amortize monthly based upon the heat production of the Nuclear Fuel, commencing on the date the parties enter into a final leasing record and ending when the Nuclear Fuel is removed from service. Each group of fuel assemblies inserted into a nuclear reactor as a group (a "Batch") will be amortized to zero (other than Batches still in heat production on the last day of the lease term).
      9. Petitioner also proposes to enter into a new lease with DCC ("New Lease"). Under the terms of the New Lease, which is substantially the same as the Existing Lease except for the determination of the monthly lease payments and other minor changes, DCC will be responsible for all payments to suppliers, processors and manufacturers necessary to provide Nuclear Fuel for the Cook Plant, and Petitioner will be responsible for operating, maintaining, repairing, replacing, and insuring the Nuclear Fuel and for paying all taxes and costs arising out of the ownership, possession or use thereof. The form of the New Lease is attached hereto as Exhibit B.
      10. During the term of the New Lease, Petitioner will pay rent monthly in arrears in amounts equal to (i) interest and principal due and payable with respect to the Notes and (ii) other operational and financing costs paid or due and payable by DCC.
      11. Unless earlier terminated or extended, the New Lease will terminate on the fifth anniversary of its inception. The lease term may be extended by additional two-year terms by notice given at least 180 days prior to the expiration of the lease term or any renewal thereof by mutual agreement of Petitioner, DCC, the Liquidity Purchasers and the CP Funding Vehicle. Petitioner may terminate the New Lease upon 30 days' prior written notice at any time after the second anniversary of the inception of the New Lease. DCC may terminate the New Lease prior to the scheduled termination date under certain circumstances, including, among others, if it becomes subject to certain adverse rules, regulations or declarations with respect to its status or the conduct of its business, if certain changes occur in the Price-Anderson Act or Atomic Energy Act, if there is a nuclear incident of sufficient magnitude, or if certain adverse regulatory events occur in connection with the New Lease or the Cook Plant.
      12. At termination of the New Lease, Petitioner will purchase all of DCC's interests in and to the Nuclear Fuel then subject to the New Lease. Title to the Nuclear Fuel will be transferred to Petitioner or, under certain circumstances, a party designated by Petitioner and approved by DCC. Petitioner will be obligated to pay DCC a purchase price equal to the sum of the then outstanding principal amount of the Notes, and, among other things, all other amounts due under the Loan Agreement. Upon consummation of such purchase, all obligations of Petitioner under the New Lease will terminate except to the extent provided therein. In addition, in the event that borrowings of DCC mature and DCC otherwise cannot obtain funds to pay such borrowings, Petitioner will be required to purchase Nuclear Fuel from DCC in such amount as will enable DCC to pay such borrowings.
      13. Upon the occurrence of certain events of default, DCC may terminate the New Lease, or whether or not it has terminated the New Lease, may take possession of the Nuclear Fuel and sell it. In the event of such a termination, DCC may recover from Petitioner damages and expenses resulting from the breach of the New Lease, all accrued and unpaid amounts owed to it by Petitioner, and liquidated damages.
      14. The parties will also enter into a Participation Agreement and a Security Agreement, forms of which are attached hereto as Exhibits C and D, respectively.
      15. Petitioner believes that the Act is not applicable to nuclear fuel leasing arrangements described herein, inasmuch as the Notes will be securities issued by DCC and not the Petitioner, the Security Agreement will not encumber the property of the Petitioner within the meaning of Section 8-1-2-84 of the Act, and Petitioner's obligations pursuant to the Lease do not constitute an evidence of indebtedness within the meaning of Section 8-1-2-76 to 8-1-2-80 of the Act. Accordingly, Petitioner requests this Commission to disclaim jurisdiction in this proceeding on the ground that neither the issuance of the Notes, nor the obligations of the Petitioner in connection therewith, is subject to any provision of the Act. To the extent this Commission may conclude that it has jurisdiction, Petitioner seeks, in the alternative, an Order of this Commission which would authorize the proposed nuclear fuel leasing arrangements described herein, including the right to lease nuclear fuel having a value up to $140,000,000.
      16. Petitioner deems it advisable and in its best interests, as well as in the public interest, to effect the transactions proposed herein and to use the proceeds thereof for the purposes hereinabove set forth. The proposed transactions are reasonably necessary in the operation and management of Petitioner's business in order that Petitioner may provide adequate service and facilities. Petitioner is of the opinion that the capital structure of Petitioner after giving effect to the proposed financing, as set forth in Exhibit E hereto, will be reasonable and in the public interest. The total amount of the proposed financings, together with the Petitioner's outstanding stock, notes maturing more than twelve months from the date thereof, and other evidences of indebtedness of Petitioner, will not be in excess of the fair value of Petitioner's utility property.
      17. This Petition is filed pursuant to sections of the Act, as amended, appearing as I.C. 8-1-2-76 to 8-1-2-80, inclusive, and I.C. 8-1-4-1, which provisions, if any, are deemed to be applicable.
      18. The name and address of Petitioner's attorneys in this proceeding are Fred E. Schlegel and Miriam S. Dant, Baker & Daniels, 300 North Meridian Street, Suite 2700, Indianapolis, Indiana 46204 and Marc E. Lewis, American Electric Power, One Summit Square, Fort Wayne, Indiana 46801, who are duly authorized to accept service of papers in this proceeding on behalf of Petitioner.
      The undersigned A. A. Pena, Treasurer of Petitioner, affirms, under penalties for perjury, that the foregoing representations are true to the best of his knowledge, information and belief.
      WHEREFORE,  Petitioner  respectfully  prays that this Commission  enter an
Order:
      (1) disclaiming jurisdiction over the fuel leasing arrangements described herein or approving them to the extent this Commission believes it has jurisdiction; and
      (2) granting all other and further relief necessary and proper in the premises.


                                    INDIANA MICHIGAN POWER COMPANY


                                    By: ______________________________


                                     Attest:


                                    By: ______________________________


May 25, 2000

Attorneys for Petitioner
Fred E. Schlegel, Esq.
Miriam S. Dant, Esq.
Baker & Daniels
300 North Meridian Street, Suite 2700
Indianapolis, Indiana 46204
Telephone:  317/237-0300
Telecopy:  317/237-1000


Marc E. Lewis, Esq.
American Electric Power
One Summit Square
Fort Wayne, Indiana 46801
Telephone:  219/425-2195
Telecopy:  219/425-2112


                                    EXHIBITS


      A Form of Loan Agreement to be entered into among DCC, the CP Funding Vehicle and the Liquidity Purchasers

      B Form of Nuclear Material Lease to be entered into between DCC and Petitioner

      C Form of Participation Agreement to be entered into among DCC, Petitioner, the Liquidity Purchasers and the CP Funding Vehicle

      D Form of Security Agreement to be entered into between DCC, the CP Funding Vehicle and the Liquidity Purchasers

      E Balance Sheet as of March 31, 2000, and Statements of Income and retained earnings for the 12 months ended March 31, 2000